BlackRock MuniAssets Fund, Inc.

File No. 811-07642

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending April 30, 2011, BlackRock MuniAssets Fund, Inc., (the “MuniAssets Fund”) (the “Registrant”), File No. 811-07642, acquired substantially all of the assets and certain stated liabilities of the BlackRock Apex Municipal Fund, Inc. (the “Apex Municipal Fund”), File No. 811-05227 in a Reorganization (the “Reorganization”).

The Board of Directors of the Registrant unanimously approved the Reorganization on September 2, 2010. In the Reorganization, the Apex Municipal Fund merged with and into MUA Merger Subsidiary, LLC, a Maryland limited liability company and a direct, wholly owned subsidiary of the Registrant, which then dissolved under Maryland law and liquidated into the Registrant immediately following the Reorganization.  In the Reorganization, the outstanding common shares of the Apex Municipal Fund were converted into the right to receive newly issued common shares of the Registrant.  The aggregate net asset value of the Registrant's common shares received by the shareholders of the Apex Municipal Fund in the Reorganization was equal the aggregate net asset value of the Apex Municipal Fund common shares held by such shareholders immediately prior to the Reorganization, less the costs of the Reorganization (though shareholders may have received cash for their fractional common shares).

On September 15, 2010, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-169396) (the “N-14 Registration Statement”).  An amendment to the N-14 Registration Statement was filed with the Commission on November 9, 2010.  The N-14 Registration Statement contained the proxy materials informing the shareholders of the Apex Municipal Fund of the Reorganization.  The N-14 Registration Statement as amended was declared effective by the Commission on November 11, 2010. A filing on Form 497 relating to the N-14 Registration Statement was filed on November 12, 2010.

Shareholders of the Registrant and the Apex Municipal Fund approved the Reorganization on December 17, 2010 and January 14, 2011, respectively.

On February 28, 2011, (the “Reorganization Date”), pursuant to the Agreement and Plan of Reorganization, the Apex Municipal Fund transferred assets valued at $176,471,885 to the MuniAssets Fund and received in exchange 14,565,390 common shares of the MuniAssets Fund.

The Apex Municipal Fund filed an application for deregistration under the 1940 Act on Form N-8F on April 4, 2011.